STERLING SUGARS, INC.
                              P.  O. BOX 572
                         FRANKLIN, LOUISIANA 70538


                NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


    The Annual Meeting of Stockholders of Sterling Sugars, Inc. will be held in the Conference Room, St. Mary Parish Library, 206 Iberia Street, Franklin, Louisiana, on Tuesday, November 25, 2003 at 10:00 a.m. for the following purposes:

       1. Election of directors to serve for one year or until their successors are elected and qualified.

       2. Transaction of such other business as may properly come before the meeting or any adjournments thereof.

    The close of business on September 26, 2003 has been fixed as the record date for determining stockholders entitled to notice of and to vote at the meeting.
                                        By order of the Board of Directors


                                        Tim Soileau
                                        Secretary

    Franklin, Louisiana
    November 14, 2003

                           YOUR VOTE IS IMPORTANT

    Whether or not you expect to attend the meeting, please mark, date, sign and promptly return the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States. You may, of course, later revoke your proxy and vote in person.
























                           STERLING SUGARS, INC.
                               P. O. BOX 572
                         FRANKLIN, LOUISIANA 70538


                             PROXY STATEMENT

    The enclosed proxy is solicited by the Board of Directors of Sterling Sugars, Inc. ("the Company") for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. on November 25, 2003 at the St. Mary Parish Library, 206 Iberia Street, Franklin, La. and at any adjournments thereof. If properly and timely completed and returned, the proxy will be voted in the manner you specify thereon. If no manner is specified, the proxy will be voted for election of the nominees for director hereinafter named.

    The proxy may be revoked at any time before it is voted and you may vote in person if you attend the meeting.

    The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited by telephone and personal contacts.

    It is expected that this proxy statement and related materials will first be mailed to stockholders on or about November 14, 2003.


                             STOCKHOLDERS' PROPOSALS

    In order for proposals by stockholders to be considered for inclusion in the proxy and proxy statement relating to the year 2004 Annual Meeting of Stockholders, such proposals must be received at the Company's principal executive office no later than July 17, 2004.

                                 VOTING SECURITIES

    Only stockholders of record as of the close of business on September 26, 2003 are entitled to vote at the meeting. At that time, 2,500,000 shares of the Company's Common Stock (being the Company's only class of authorized stock) were outstanding. Each share is entitled to one vote.

                              ELECTION OF DIRECTORS

    In accordance with the Company's by-laws, seven directors are to be elected at the annual meeting to serve a term of one year from November 25, 2003 or until their successors are elected and qualified. The election of directors shall be determined by a majority of the votes actually cast, and the abstention or failure of any stockholder to vote will not affect this determination. Each shareholder is entitled to one vote per share. The Board of Directors recommends a vote for all the director nominees listed below. Unless you specify otherwise, proxy holders will vote for election of the management nominees named below. Should any of the nominees become unavailable for election, which is not anticipated, proxy holders may, in their discretion, vote for other nominees recommended by the Board.

    The following table lists the nominees for election as director.

                                                   First
                                                  Elected
                Name                  Age         Director
    -----------------------------------------------------
    Bernard E. Boudreaux, Jr.          66          1996
    Peter V. Guarisco (1)              75          1986
    Victor Guarisco, II (1)            39          1992
    James R. Keys  (3)                 62          2003
    Frank William Patout  (3)          63          2003
    Robert B. Patout  (2) (3)          62          2003
    William S. Patout, III (2) (3) (4) 71          2003

    (1)  Peter V. Guarisco is the father of Victor Guarisco, II.
    (2)  William S. Patout, III and Robert B. Patout are brothers.
    (3) James R. Keys, Frank William Patout, Robert B. Patout and William S. Patout, III are related.
    (4) William S. Patout, III is the father of Rivers Patout, an executive officer of the Company.

 Business Experience of Directors
 ---------------------------------
    The following paragraphs describe all Company offices held by nominees and their principal occupations for the last five years.

    Bernard E. Boudreaux, Jr. is Chairman of the Board and general counsel of the Company. He was formerly District Attorney, Sixteenth Judicial District of Louisiana. He is now Executive Counsel to the Governor of Louisiana.

    Peter V. Guarisco is Chairman of the Board and President of Hellenic, Inc., a privately owned company having diverse business interests, Morgan City, Louisiana.

    Victor Guarisco, II is President of Cottonwood, Inc., a privately owned real estate management and development company, Morgan City, Louisiana.

    James R. Keys, prior to his retirement, was executive director of government operations for Tenneco, Inc.

    Frank William Patout is a Texas Architect working in commercial and medical real estate development in Houston, Texas for Medistar Corporation.

    Robert B. Patout - Land Management, Jeanerette, Louisiana.
    William S. Patout, III, prior to his retirement, was President and CEO of M. A. Patout & Son, Ltd., Jeanerette, Louisiana.


 Directors' Compensation
 -----------------------
   Directors receive an attendance fee of $500 per meeting and reimbursement for travel and related expenses incurred in attending board and committee meetings.

 Board Compensation Committee Report on Executive Compensation
 --------------------------------------------------------------
   The Board of Directors does not have a compensation committee and executive compensation determinations are made by the entire Board. Mr. Rivers Patout's compensation is based on his performance and the overall profitability of the Company, as well as the Board's forecasted future performance as determined in the best judgment of the Board. Mr. Patout's compensation is not directly tied to one specific factor such as an increase in the price of the Company's stock, return on equity or net profit and there are no specific formulas used in the calculation of compensation. Mr. Craig Caillier, President, does not receive any compensation from the Company.


                          COMMITTEES OF THE BOARD

 Nominating or Compensation
 --------------------------
   The Company has no standing nominating or compensation committees or committees performing similar functions.

 Audit Committee
 ---------------

   The Company does not have a separate Audit Committee. Accordingly, the Company's full Board of Directors is empowered to engage and evaluate the performance of the Company's public accountants and fulfill its responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Board has not adopted a written charter.

   The Company currently does not have a Board member that would qualify as a financial expert as defined under the Sarbanes-Oxley Act of 2002 due to the significant costs involved in finding a candidate that is suitable and willing to serve in such capacity.

   The Company had not yet adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Due to the significant costs involved, administrative burden, and the small number of executive officers involved with the Company, the Company
   did not believe this was an immediate priority.   The Company's Board of
   Directors will continue to consider from time to time whether a code of ethics should be developed and adopted.

 Audit Committee Report
 ----------------------
   The Audit Committee has not met in fiscal year 2003 to review and discuss the audited financial statements with management and discuss material required by the Statement on Auditing Standards No. 61 with the independent auditors. The Audit Committee has not in fiscal year 2003 reviewed the written disclosure letter from the independent accountant required by the Independence Standard Boards Standard No. 1 and discussed with the independent accountant the independent accountant's independence. Since the Audit Committee has not met for the review and discussions referred to above, the Audit Committee has not made an actual recommendation to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2003 as filed with the Securities and Exchange Commission.

    Submitted by the Board of Directors:
    ------------------------------------
    Bernard E. Boudreaux, Jr.   Frank William Patout    Peter V. Guarisco
    Robert B. Patout            Victor Guarisco, II     William S. Patout, III
    James R. Keys

   The information contained in the foregoing report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

 Meetings of the Board of Directors
 ----------------------------------

   Four meetings of the Board of Directors were held during the last fiscal year. Directors attended all meetings with the exception of one meeting missed by Mr. Victor Guarisco.

 Compensation Committee Interlocks and Insider Participation in Compensation
 ---------------------------------------------------------------------------
 Decisions
 ---------

  The Board of Directors does not have a compensation committee and executive compensation determinations are made by the entire Board. None of the directors had any relationship requiring disclosure under the caption "Compensation Committee Interlocks and Insider Participation". No officer, former officer or employee of the Company participated in the determination of executive officer compensation during the Company's last fiscal year.

            VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
            -----------------------------------------------

 Beneficial Owners of More Than 5% of the Company's Outstanding Stock
 --------------------------------------------------------------------

  The following table provides information as of September 19, 2003 concerning each stockholder known by the Company to be the beneficial owner (as determined by Rule 13d-3 of the Securities and Exchange Commission) of more than five percent (5%) of its outstanding stock:

   Name and Address of                   Shares Beneficially       Percent of
    Beneficial Owner                         Owned (1)               Class
   --------------------------------------------------------------------------
  M. A. Patout & Son, Ltd.                1,577,630                 63.11%
  3512 J. Patout Burns Road
  Jeanerette, Louisiana 70544

  Peter V. Guarisco                         511,531(2) (3)          20.46%
  P. O. Box 2588
  Morgan City, Louisiana 70380

  Capital Management Consultants, Inc.      204,431(3)               8.18%
  P. O. Box 2588
  Morgan City, Louisiana 70380

  Hellenic, Inc.                            143,100(3)               5.72%
  P. O. Box 2588
  Morgan City, Louisiana 70380

  (1) Based on information furnished by beneficial owners. Includes direct and indirect ownership and, unless otherwise indicated, also includes sole voting and investment power with respect to reported holdings.

  (2) Includes 143,100 shares owned by Hellenic, Inc. and 204,431 shares owned by Capital Management Consultants, Inc.

  (3) Mr. Guarisco shares voting and investment power with respect to shares owned by Hellenic, Inc. and Capital Management Consultants, Inc. Mr. Guarisco disclaims beneficial ownership of these shares.


 Security Ownership of Management
 --------------------------------

  The following table lists the nominees for election as director and the Company's executive officers and shows as of September 19, 2003, the beneficial ownership (as determined in accordance with Rule 13d-3 of the Securities and Exchange Commission) of the Company's outstanding common stock by each nominee, executive officer and by all directors and executive officers as a group:

                                                 Shares
                                              benefcially   Percent of
    Name                   Position            Owned (1)      Class
  --------------------------------------------------------------------
  Bernard E. Boudreaux, Jr. Chairman of the
                            Board               1,000           *
  Peter V. Guarisco         Director          511,531(2)      20.46%
  Victor Guarisco, II       Director           18,990           *
  James R. Keys             Director             0              *
  Frank William Patout      Director        1,577,630(3)      63.11%
  Robert B. Patout          Director             0              *
  William S. Patout, III    Director              100           *
  Craig P. Caillier         President and
                            CEO                   100           *
  Rivers M. Patout          Vice President
                            and General
                            Manager               120           *
  All directors and named
  executive officers as a group             2,109,471         84.38%
  --------------------------------------------------------------------
* Less than 1%

  (1) Based on information furnished by nominees. Includes direct and indirect ownership and, unless otherwise indicated, includes sole voting and investment power with respect to reported holdings.

  (2) Mr. Guarisco's reported holdings reflect shared voting and investment power with respect to 143,100 shares owned by Hellenic, Inc. and 204,431 shares owned by Capital Management Consultants, Inc. Mr. Guarisco disclaims ownership of such shares.

  (3) Includes shared voting and investment power with respect to 1,577,630 shares owned by M. A. Patout & Son, Ltd.

   The Company does not have any equity compensation plans, agreements or arrangements with any of the Company's Directors, Executive Officers or Employees.

                    INFORMATION CONCERNING MANAGEMENT
                    ---------------------------------

 Business Experience of Executive Officers
 -----------------------------------------

  The following information concerning the Company's executive officers, including their principal occupation for the past five years and all positions and offices held with the Company by such executive officers. The term of each of the below named executive officers, elected November 21, 2002, expires on November 25, 2003, or when their successors have been chosen.

  Craig P. Caillier, age 41, has been President and CEO of the Company since February 2, 1996. Mr. Caillier was Senior Vice President and General Manager of the Company from January 1994 until February 1, 1996.

  Rivers M. Patout*, age 38, for five years prior to his association with the Company, was Assistant General Manager of M. A. Patout & Son, Ltd., Jeanerette, La.
                                     7




  Stanley H. Pipes, age 68, has been Vice President and Treasurer of the Company since January 1994. Prior to that date, Mr. Pipes was Senior Vice President of the Company from August 1989 until January 1994, and Vice President from 1977 until August 1989, and Treasurer since 1971.

  * Rivers Patout is the son of William S. Patout, III, director of the Company.

 Executive Compensation
 ----------------------

  The following table sets forth information concerning compensation for the Company's executive officers who served as executive officers during the Company's last fiscal year and whose annual compensation and bonus was $100,000 or more during the Company's last fiscal year.


                          ANNUAL COMPENSATION

  Name and Principal                                     Other Annual
     Position               Year   Salary    Bonus     Compensation (1)
  ----------------------------------------------------------------------
  Craig P. Caillier        2003  $     0  $     0         $       0
  President & CEO          2002   25,000        0               750
                           2001   72,500   49,716             2,536

  Rivers M. Patout (2)     2003   77,412   25,000             2,572
  Vice President and
  General Manager
  ---------------------------------------------------------------------
  (1) Company contributions to 401(k) savings plan.
  (2) Mr. Patout, the Company's Vice President and General   Manager,
      became an executive officer of the Company in fiscal year 2003.

  As amended in 1986, the Company's Retirement Plan provides benefits at retirement to full-time salaried and hourly factory employees and to full-time agricultural employees who are at least 21 years of age and have at least one year of service. Contributions to the plan, which are funded entirely by the Company, are computed on an actuarial basis. The plan classifies employees as agricultural and factory employees. Benefits for factory employees (a classification that includes the Company's executive officers) are determined by multiplying the employee's years of service by the sum of (i) .60 percent times Final Average Earnings up to Covered Compensation and (ii) 1.20 percent times Final Average Earnings in excess of Covered Compensation. The term "Covered Compensation" means the average annual earnings used to calculate the participant's social security benefit. This average covers his entire employment history (including employment prior to employment by Sterling Sugars, if any), and assumes continued employment to age 65. It also assumes that, during each year of employment, the participant always earned the maximum amount subject to social security withholding (the Taxable Wage Base). Each year, the Plan's actuaries provide a table that determines the Covered Compensation level for participants reaching age 65 in each of the succeeding years. The Covered Compensation level increases over time (generally every year) as the Taxable Wage Base itself increases. As a result, Covered Compensation is relatively low for participants nearing the average retirement age of 65 and increases for younger participants. The actual final determination of a Participant's Covered Compensation amount is therefore made at the time of termination of employment or retirement.
                                     8




  Mr. Patout is 38 years old and has approximately three years of credited service. Mr. Caillier is 41 years old and has approximately nine years of credited service. Set out below is a table that shows the estimated annual pension benefits for employees retiring at age 65 with varying years of credited service and final earnings.

                               PENSION TABLE

                                     Years of Service
                  -------------------------------------------------------
  Final Earnings     10            15               20               25
  -----------------------------------------------------------------------
   $ 50,000        $   4,632   $   6,948        $   9,264        $11,580
     75,000            7,632      11,448           15,264         19,080
    100,000           11,632      15,948           21,264         26,580
  -----------------------------------------------------------------------

  Effective February 1, 1992 the Company established the Sterling Sugars, Inc. Employee's Savings Plan and Trust for the benefit of all eligible full-time salaried and hourly employees and full-time salaried agricultural employees who are at least 21 years old and have completed at least one year of service with the Company. The Plan is referred to as a 401(k) retirement plan, a form of a defined contribution plan. Through elective deferrals, employees may contribute from one to six percent of their annual gross compensation into the Plan. The Company is obligated to match contributions to the extent of fifty percent of the first six percent of an employee's elective deferrals. Any additional Company contributions are discretionary. The Plan was amended effective February 1, 1994 to change eligibility requirements and investment election dates and to credit service for a related employer. Newly hired employees are now eligible to participate on the first day of the calendar month following completion of age and service requirements. Investment changes will be made effective April 1 instead of February 1 and October 1 instead of August 1 of each year. Credited service was also amended to include service with M. A.
  Patout & Son, Ltd., a related employer.

  On August 1, 2000, the Company established a nonqualified deferred compensation plan for a select group of management and highly compensated employees. An employee is eligible to become a participant in the plan if such employee is designated as a participant by the Board of Directors or the Plan Administrator in writing. Employees so designated can elect to defer up to 100% of their compensation from the Company including bonuses. The Board of Directors has designated Craig Caillier, President & CEO of the Company and Rivers Patout, Vice President and General Manager, as
  participants in the plan.   As of July 31, 2003, Mr. Caillier had deferred
  compensation of $29,800 and Mr. Patout had deferred $6,600. At retirement, benefits are paid to participants from general corporate assets and the corporation's obligation under the plan shall be an unfunded and unsecured promise to pay.







                                     8


 Stock Performance Graph
 -----------------------

  The following graph presents the cumulative total return on the Company's common stock for the five year period ended July 31, 2003 compared to the cumulative total return assuming reinvestment of dividends for all stocks quoted on the NASDAQ Market Value Index. Because there is no published industry or line of business index comparable to the Company, a peer group was selected based on similar publicly traded companies with market capitalization of approximately $15 million as of July 31, 2003.

        Year          Sterling          NASDAQ            Peer Group
  -------------------------------------------------------------------------

       1998            $100             $100               $100
       1999              97              141                 82
       2000              85              206                 48
       2001              86              113                 17
       2002              83               76                 10
       2003              81               99                  7
  -------------------------------------------------------------------------

  Certain Transactions
  --------------------

  The Company reimbursed M. A. Patout & Son, Ltd., which is the beneficial owner of approximately 63.11% of the Company's outstanding stock, certain expenses paid by them on behalf of the Company. Reimbursements were $900,743 in 2003. The majority of the reimbursements for 2003 were for differences in swapped raw sugar sales whereby M. A. Patout & Son, Ltd. sold and delivered sugar for the Company and vice versa.

  The Company also purchased 589.85 acres of land from M. A. Patout & Son, Ltd. for $457,425 which amount was the cost at which M. A. Patout & Son, Ltd. bought the land.

  Mr. Bernard E. Boudreaux, Jr., Chairman of the Board of the Company, served in fiscal 2003 and will serve in fiscal 2004, as general counsel for the Company on a retainer basis.

  There are no personal loans or other extensions of credit outstanding for any Director or Executive Officer of the Company.

  Section 16(a) Beneficial Ownership Reporting Compliance- Persons who are directors or executive officers of the Company, and persons who beneficially own more than 10% of the Company's common stock, are required to file with the Securities and Exchange Commission periodic reports of changes in their ownership of the Company's stock. Based solely on a review of the forms furnished to the Company pursuant to the rules of the Securities and Exchange Commission, such persons complied with the filing requirements during the most recent fiscal year of the Company.







                                     9



                           INDEPENDENT ACCOUNTANTS
 Independent Accountants
 -----------------------

  It is anticipated that Broussard, Poche', Lewis & Breaux, LLP will be asked to serve as the Company's independent public accountants for the fiscal year ending July 31, 2004. A representative of the firm is expected to be present at the annual meeting and to be available to respond to appropriate questions. He will have the opportunity to make a statement if he desires.

 Audit Fees and Related Matters
 ------------------------------

  Broussard, Poche', Lewis & Breaux, LLP was paid $11,800 for the audit of the Company's financial statements for the fiscal year ended July 31, 2003.

  The independent accountants did not render professional services to the Company relating to financial information systems design and implementation during the fiscal year ended July 31, 2003.

  The Company was billed $5,050 by Broussard, Poche', Lewis & Breaux, LLP for review of quarterly reports filed with the Securities and Exchange Commission and $4,333 for preparation of the Company's federal and state income tax returns and tax research. The Audit Committee has considered whether these non-audit services are compatible with maintaining the independence of the Company's independent auditors, Broussard, Poche', Lewis & Breaux, LLP.


                              OTHER MATTERS

  The matters to be acted upon at the Annual Meeting of Stockholders are set forth in the accompanying notice. The Board knows of no other business to come before the meeting, but if other matters requiring a vote are properly presented to the meeting or any adjournments thereof, proxy holders will vote, or abstain from voting hereon in accordance with their best judgment.

                                          By Order of the Board of Directors


                                          Tim Soileau
                                          Secretary















                                    10